Exhibit 99.1

Mr. Fredrik Danielsson to Join the Sino Agro Food Board of Directors and Decision Made to Increase the Pace of Structural Changes

GUANGZHOU, China, Aug. 31, 2015 -- Sino Agro Food, Inc. (OTCQB: SIAF, also referred to herein as "SIAF" or the "Company") is an integrated, diversified agriculture technology and organic food company with principal operations as primary producer, processor, and marketer of protein foods in the People's Republic of China ("PRC").

On August 28, 2015 the Company concluded a three-day strategy meeting with Euro China Capital on the topic of creating shareholder value, which resulted in two main decisions.

1.	Mr. Fredrik Danielsson of Euro China Capital will be nominated to join the Company’s board of directors as an independent director with special focus on finance and capital markets related matters.
2.	It is anticipated that the pace of divestments will be faster than initially announced. The Company now aims to assist 3 to 4 of its subsidiaries through either a listing or an M&A exercise within the next twelve to eighteen months.

The meeting was conducted as a follow-up to the earlier announced broad strategic plan to create shareholder value that first had been announced following the convertible bond announcement on September 4, 2014.

The decisions do not affect the listing process towards the Oslo Stock Exchange with Arctic Securities as financial advisor, which is moving forward according to plan.

A conference call on this topic will be held on September 17th 2015.

Fredrik Danielsson founder and Managing Partner of ECAB commented: "When my team and I at Euro China Capital started analyzing Sino Agro Food three years ago, it took us more than a hundred hours to get a basic understanding of the company and at some point in time it felt like an endless amount of stones to lift in order feel comfortable to invest. However, during the process and throughout the course of time, I have become more impressed by Solomon as an entrepreneur, and the quality of the businesses he and his team have built. Incorporated in a complex structure, the Sino Agro Food group today consists of a number of different integrated assets positioned to benefit from an increasing awareness of food security and the environmental impact of food production in China.

From the perspective of Sino Agro Food as an investment case however, my first hand experience of the effort needed to penetrate the complexity of the group has led me to conclude that streamlining and structural changes are needed. I am therefore happy that Solomon himself has come to the same conclusion and made the radical decision to go full speed ahead with splitting up the company.
Becoming a director of the company will enable me to have a more direct impact on shareholder value creation, where the execution of today's announced structural changes will be a key focus area. An initial task will be to tie high level Chinese private equity competence to the company."

Solomon Lee, Chairman and CEO of Sino Agro Food commented: "The decision announced today is partly a result of a more in-depth understanding of the negative consequences that the current structure of the group has with regards to the financial market's ability to understand us. More importantly, however, is that the businesses, which now are about to become individual share companies, all have the adequate production, substance and management in order to be divested. The decision was still a big one for me but I am convinced that it is the right way forward. By appointing Fredrik Danielsson as director of Sino Agro Food, we will be able to increasingly capitalize on Mr. Danielsson and his team's knowledge about financial markets and corporate finance related matters, areas which will not be of any less importance given the decision announced today."